Exhibit 99.1

FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Fiscal Year 2015 Third Quarter Distribution of $0.32 Per Share and Announces Fiscal Year 2015 Second Quarter Financial Results

CHICAGO, IL, May 11, 2015 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for its second fiscal quarter ended March 31, 2015.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS
(in thousands, expect per share data)

	March 31, 2015	December 31, 2014
Investment portfolio, at fair value	$1,423,063	$1,400,726
Total assets	$1,503,603	$1,460,583
Net asset value per share	$15.61	$15.55

	Quarter Ended
	March 31, 2015	December 31, 2014
Investment income	$28,461	$27,545
Net investment income	$13,754	$14,557
Net gain on investments and secured borrowings	$4,107	$615
Net increase in net assets resulting from operations	$17,861	$15,172

Net earnings per share	$0.38	$0.32
Net gain on investments and secured borrowings per share	$0.09	$0.01
Net investment income per share	$0.29	$0.31
Accrual for capital gain incentive fee per share	$0.02	$-
Net investment income before capital gain incentive fee accrual per share	$0.31	$0.31

Second Fiscal Quarter 2015 Highlights

•	Net increase in net assets resulting from operations for the quarter ended March 31, 2015 was $17.9 million, or $0.38 per share, as compared to $15.2 million, or $0.32 per share, for the quarter ended December 31, 2014;

•	Net gain on investments and secured borrowings for the quarter ended March 31, 2015 was $4.1 million, or $0.09 per share, as compared to $0.6 million, or $0.01 per share, for the quarter ended December 31, 2014;

•	Net investment income for the quarter ended March 31, 2015 was $13.8 million, or $0.29 per share, as compared to $14.6 million, or $0.31 per share, for the quarter ended December 31, 2014;

•	Net investment income for the quarter ended March 31, 2015, excluding a $1.0 million, or $0.02 per share, accrual under U.S. generally accepted accounting principles for a capital gains incentive fee, was $14.8 million, or $0.31 per share; and

•	Our board of directors declared a quarterly distribution on May 11, 2015 of $0.32 per share, payable on June 29, 2015 to stockholders of record as of June 18, 2015.

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Portfolio and Investment Activities

As of March 31, 2015, the Company had investments in 146 portfolio companies with a total fair value of $1,366.0 million and had investments in subordinated notes and limited liability company (“LLC”) equity interests in Senior Loan Fund LLC (“SLF”) with a total fair value of $57.0 million. This compares to the Company’s portfolio as of December 31, 2014, as of which date the Company had investments in 147 portfolio companies with a total fair value of $1,361.0 million and had investments in subordinated notes and LLC equity interests in SLF with a total fair value of $39.7 million. Investments in portfolio companies, excluding SLF, as of March 31, 2015 and December 31, 2014 consisted of the following:

	As of March 31, 2015		As of December 31, 2014
	Investments	Percentage of	Investments	Percentage of
Investment	at Fair Value	Total	at Fair Value	Total
Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$212,370	15.5%	$245,689	18.0%
One stop	1,042,534	76.3	1,005,954	73.9
Second lien	59,708	4.4	59,457	4.4
Subordinated debt	3,523	0.3	3,724	0.3
Equity	47,913	3.5	46,197	3.4

Total	$1,366,048	100.0%	$1,361,021	100.0%

The following table shows the asset mix of our new investment commitments for the three months ended March 31, 2015:

	For the three months ended March 31, 2015
	New Investment
	Commitments	Percentage of
	(In thousands)	Commitments

Senior secured	$56,314	31.5%
One stop	102,971	57.5
Subordinated notes in SLF	12,687	7.1
LLC equity interests in SLF	4,376	2.4
Equity securities	2,634	1.5

Total new investment commitments	$178,982	100.0%

Overall, total investments at fair value increased by $22.3 million during the three months ended March 31, 2015 after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gains (losses). Total investments at fair value held by SLF increased by $67.5 million after factoring in debt repayments, sales of securities, net fundings on revolvers, and net change in unrealized gains (losses).

For the three months ended March 31, 2015, the weighted average annualized investment income yield (which includes interest and fee income and amortization of capitalized fees and discounts) and the weighted average annualized income yield (which excludes income resulting from amortization of capitalized fees and discounts) on the fair value of income producing investments in the Company’s portfolio were 8.4% and 7.9%, respectively.

2

Consolidated Results of Operations

Total investment income for the quarters ended March 31, 2015 and December 31, 2014 was $28.5 million and $27.5 million, respectively. This $1.0 million increase was primarily attributable to higher prepayment fees and dividend income earned during the quarter ended March 31, 2015.

Total expenses for the quarters ended March 31, 2015 and December 31, 2014 were $14.7 million and $13.0 million, respectively. This $1.7 million increase was primarily attributable to a $1.0 million accrual for a capital gain incentive fee under GAAP as a result of realized gains on equity investments and market appreciation on debt and equity investments.

During the quarter ended March 31, 2015, the Company recorded a net realized gain of $4.5 million and recorded net unrealized depreciation of $0.4 million. The realized gains mainly related to the sale of two equity investments. The net unrealized depreciation included the reversal of the net unrealized appreciation on the two equity investments that were sold during the quarter, offset by net unrealized appreciation on several middle market debt and equity securities.

Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitizations, U.S. Small Business Administration (“SBA”) debentures, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investment in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, SBA debentures, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities to finance its investment objectives.

As of March 31, 2015, the Company had cash and cash equivalents of $3.1 million, restricted cash and cash equivalents of $54.5 million and $754.5 million of debt and secured borrowings outstanding. As of March 31, 2015, the Company had $80.3 million of remaining commitments and $38.4 million available for additional borrowings on its revolving credit facilities, subject to leverage and borrowing base restrictions. As of March 31, 2015, the Company had $16.2 million of additional SBA debentures available, subject to customary SBA regulatory requirements.

On April 10, 2015, the Company priced a public offering of 3.5 million shares of its common stock at a public offering price of $17.42 per share, raising $59.1 million in net proceeds after underwriting discounts and commissions. On May 7, 2015, the Company sold an additional 502,292 shares of its common stock at a public offering price of $17.42 per share pursuant to the underwriters’ partial exercise of the option granted in connection with the public offering in April 2015.

On May 11, 2015, the Company’s board of directors declared a quarterly distribution of $0.32 per share, payable on June 29, 2015 to holders of record as of June 18, 2015.

3

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance rating:

Internal Performance Ratings
Rating	Definition

5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.

4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.

3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.

2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).

1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments.

The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of March 31, 2015 and December 31, 2014:

	March 31, 2015		December 31, 2014
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$152,434	10.7%	$155,411	11.1%
4	1,167,998	82.1	1,135,019	81.0
3	91,513	6.4	99,707	7.1
2	11,113	0.8	10,584	0.8
1	5	0.0 *	5	0.0 *
Total	$1,423,063	100.0%	$1,400,726	100.0%

* Represents an amount less than 0.1%.

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Conference Call

The Company will host an earnings conference call at 9:00 a.m. (Eastern Time) on Tuesday, May 12, 2015 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (800) 745-9830 approximately 10-15 minutes prior to the call; international callers should dial (212) 231-2908. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Relations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 3.31.15 Investor Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 11:00 a.m. (Eastern Time) on June 11, 2015. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21766929.

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	March 31, 2015	December 31, 2014
Assets	(unaudited)	(unaudited)
Investments, at fair value (cost of $1,414,559 and $1,391,805, respectively)	$1,423,063	$1,400,726
Cash and cash equivalents	3,068	5,740
Restricted cash and cash equivalents	54,470	35,686
Interest receivable	5,947	6,185
Deferred financing costs	8,348	9,436
Receivable for open trades	8,232	2,232
Other assets	475	578
Total Assets	$1,503,603	$1,460,583

Liabilities
Debt	$754,450	$714,650
Secured borrowings, at fair value (proceeds of $368 and $376, respectively)	372	380
Interest payable	2,611	4,455
Management and incentive fees payable	7,158	5,853
Accounts payable and accrued expenses	1,552	1,468
Accrued trustee fees	68	59
Total Liabilities	766,211	726,865

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized,
zero shares issued and outstanding as of March 31, 2015 and December 31, 2014.	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 47,225,212 and 47,171,518 shares issued and outstanding as of March 31, 2015 and December 31, 2014,
respectively	47	47
Paid in capital in excess of par	722,272	721,364
Undistributed net investment income	1,765	3,106
Net unrealized appreciation (depreciation) on investments and secured borrowings	11,167	11,583
Net realized gain (loss) on investments	2,141	(2,382)
Total Net Assets	737,392	733,718
Total Liabilities and Total Net Assets	$1,503,603	$1,460,583

Number of common shares outstanding	47,225,212	47,171,518
Net asset value per common share	$15.61	$15.55

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three months ended
	March 31, 2015	December 31, 2014
	(unaudited)
Investment income
Interest income	$27,489	$27,319
Dividend income	377	18
Fee income	595	208

Total investment income	28,461	27,545

Expenses
Interest and other debt financing expenses	6,017	5,694
Base management fee	4,855	4,821
Incentive fee	2,258	1,071
Professional fees	840	629
Administrative service fee	584	607
General and administrative expenses	153	166

Total expenses	14,707	12,988

Net investment income	13,754	14,557

Net gain (loss) on investments
Net realized gain (loss) on investments	4,523	1,726
Net change in unrealized appreciation (depreciation) on investments
and secured borrowings	(416)	(1,111)

Net gain (loss) on investments and secured borrowings	4,107	615

Net increase in net assets resulting from operations	$17,861	$15,172

Per Common Share Data
Basic and diluted earnings per common share	$0.38	$0.32
Dividends and distributions declared per common share	$0.32	$0.32
Basic and diluted weighted average common shares outstanding	47,174,501	47,121,194

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ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“Golub Capital BDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Golub Capital BDC invests primarily in senior secured, one stop, second lien and subordinated loans of middle-market companies that are often sponsored by private equity investors. Golub Capital BDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital is a nationally recognized credit asset manager with over $10 billion of capital under management. Golub Capital has three highly complementary business lines: Middle Market Lending, Broadly Syndicated Loans and Opportunistic Credit. Golub Capital’s lending offices are located in Chicago, New York and San Francisco. For more information, please visit the firm’s website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

Source: Golub Capital BDC, Inc.

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